Exhibit 99.1

FOR IMMEDIATE RELEASE

C2 GLOBAL TECHNOLOGIES INC. INVESTS
IN INTERNET-BASED BUSINESSES

TORONTO, CANADA, September 24, 2007 - C2 Global Technologies Inc. (“C2””) (OTCBB: COBT) today announced several recent investments in Internet-based businesses. All amounts are stated in US dollars.

AZ Limos LLC - On September 21, 2007, C2 invested $400,000, representing a 16% ownership interest, in AZ Limos LLC. AZ Limos was incorporated in July 2007 to acquire the assets and operations of Limos.com (www.limos.com), a private company with an established reputation as a leading provider of Internet initiated leads for licensed limousine operators. Limos.com was acquired for total consideration of $4.3 million, which was funded by $2.3 million from investors in AZ Limos and $2.0 million from a third party lender. An additional $0.2 million was raised from investors by AZ Limos for working capital purposes.

Knight’s Bridge Capital Corporation (“KBC”), a 50% owned affiliate of Counsel Corporation (“Counsel”), C2’s majority stockholder, will earn a 2% per annum management fee, based on the invested capital of AZ Limos, in return for directing AZ Limos’ strategic operations, and KBC will hold two of the four seats on AZ Limos’ Board of Directors. Certain third party investors have a 20% carried interest in AZ Limos, which shall be payable after all investors have received an annual 10% preferred return on their capital from earnings generated by AZ Limos as well as the return in full of their invested capital.

Buddy Media, Inc. - On September 12, 2007, C2 invested $100,000 in convertible Series A Preferred Stock of Buddy Media, Inc. (www.buddymedia.com), representing approximately 7% of Buddy Media’s preferred stock, or approximately 2.62% of Buddy Media on an as-converted basis. Buddy Media is a leading developer of applications for emerging new media platforms, including Facebook, MySpace and other social media sites. Within days of the launch of the Facebook Platform, Buddy Media launched seven applications that have been added by more than 300,000 Facebook users and accessed by millions of others.

MyTrade.com, Inc. - On August 23, 2007, C2 invested $75,000 in convertible Series A Preferred Stock of MyTrade.com, Inc. (www.mytrade.com), representing approximately 12.5% of MyTrade.com’s preferred stock, or approximately 3.57% of MyTrade.com on an as-converted basis. MyTrade.com is a website providing investors and potential investors of all experience levels with tickerized aggregate investment data and insight from across the Internet in a customized interface.

C2’s investments in AZ Limos, Buddy Media and MyTrade.com were funded by Counsel through advances under an existing intercompany loan agreement. C2’s ownership interests in these companies do not allow it to exercise significant influence over their operations.

“We are very excited about these new investments” said Allan Silber, C2’s Chairman and CEO. “We believe that on-line Internet-based businesses such as Limos.com present major growth opportunities as consumers increasingly turn to the Internet to provide goods and services, allowing such businesses to generate substantial fees and on-line advertising revenues.”

Forward-Looking Statements

    This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended, that are based on management’s exercise of business judgment as well as assumptions made by, and information currently available to, management. When used in this document, the words “may”, “will”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, and words of similar import, are intended to identify any forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted in our securities and other regulatory filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. We undertake no obligation, and do not intend, to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

For further information regarding C2, please visit C2’s website at www.c-2technologies.com.

Contact:

Stephen A. Weintraub
Executive Vice President, Secretary & CFO
sweintraub@c-2technologies.com
(416) 866-3058